Exhibit 19.2

Vitality Biopharma CEO Robert Brooke Provides Shareholder Letter

-	Company to initiate trials focused on inflammatory bowel disease, as well as observational studies of cannabinoids as an alternative to opioid painkillers

LOS ANGELES, CA – (GLOBENEWSWIRE – March 19, 2018) — Vitality Biopharma, Inc. (OTCQB: VBIO) (“Vitality” or the “Company”) a corporation dedicated to the development of cannabinoid prodrug pharmaceuticals, and to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders, is pleased to advise of a letter issued to Company shareholders.

“As we’re poised to enter a new phase of our company’s development, it’s exciting to reflect on the work that has enabled this,” said Robert Brooke, CEO and Co-Founder of Vitality Biopharma. “It provides a glimpse into our organization and the components of our drug development program that we’ve been advancing in parallel. Our R&D team also continues to innovate, achieving recent breakthroughs in biosynthesis and biomanufacturing, and developing entirely new therapeutic applications for cannabinoids. Ultimately, 2018 is sure to be a momentous year for Vitality and I hope shareholders will now better understand why.”

The shareholder letter describes Vitality Biopharma’s cannabinoid drug development portfolio and achievements such as DEA approval that are necessary in order for the Company to conduct its R&D operations and cannabinoid drug manufacturing in the United States.

The shareholder letter includes separate sections describing:

-	The potential for expedited regulatory development and FDA approvals;
-	Cannabinoid biosynthesis and production breakthroughs;
-	Introduction of the VBX class of drug formulations, and Vitality’s lead drug candidate VBX-100;
-	Positive preclinical results, including new therapeutic uses for cannabinoids; and
-	How Vitality is staying proactive on regulatory matters and focusing on value.

To read the full letter, please visit http://vitality.bio/investors/2018letter/.

About Vitality Biopharma (OTCQB: VBIO)

Vitality Biopharma is dedicated to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders. For more information, visit: www.vitality.bio. Follow us on Facebook, Twitter and LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact

Vitality Biopharma

Investor Relations

info@vitality.bio

1-530-231-7800

www.vitality.bio